EX-99.a.1.m

Aberdeen Funds

Certificate of Establishment and

Designation of Additional Share Class

The undersigned, Secretary of Aberdeen Funds (the “Trust”), a multi-series Delaware statutory trust registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) does hereby certify that the following preambles and resolutions designating an additional class of shares of the Trust were duly adopted by the Board of Trustees of the Trust on December 13, 2018, all in accordance with the laws of the State of Delaware and pursuant to Article III, Sections 1, 5 and 6 of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), and that such resolutions are incorporated by reference into the Declaration of Trust in accordance with Article III thereof:

Establishment of Class A1 of Aberdeen Ultra Short Municipal Income Fund Under Delaware Law

RESOLVED, that in accordance with Article III, Sections 1 and 6 of the Declaration of Trust, an additional class of the Aberdeen Ultra Short Municipal Income Fund (the “Ultra Short Fund”), a series of the Trust, be, and hereby is, established and designated as Class A1 (the “New Class”) and an unlimited number of shares are hereby classified and allocated to Class A1 of the Ultra Short Fund; and it is further

RESOLVED, that a share of the New Class shall represent a proportionate interest in and shall have equal rights with each other share of such New Class of the Ultra Short Fund with respect to the assets of the Trust pertaining to the Ultra Short Fund and shall have the rights, preferences, privileges and limitations as set forth in the Declaration of Trust, provided that:

1.              The dividends and distributions of investment income and capital gains with respect to the New Class shall be in such amounts as may be declared from time to time by the Board (or declared and paid in accordance with a formula adopted by the Board or delegated authority by the Board), and such dividends and distributions may vary with respect to the classes of the Ultra Short Fund from the dividends and distributions of investment income and capital gains with respect to the other series or classes of the Trust, to reflect charges of any pro rata portion of distribution expenses paid pursuant to a Distribution Plan adopted by the Trust on behalf of its series, including the Ultra Short Fund, as applicable, in accordance with Rule 12b-1 under the Investment Company Act of 1940 (the “1940 Act”) (or any successor thereto) (a “Distribution Plan”), to reflect charges of any pro rata portion of administrative service expenses paid pursuant to an Administrative Services Plan adopted by the Trust on behalf of its series, including the Ultra Short Fund, as applicable, or to reflect differing allocations of the expenses of the Trust among its series or classes and any resultant difference among the net asset values per share of each series or classes, to such extent and for such purposes as the Board may deem appropriate. The allocation of investment income, capital gains, expenses and liabilities of the Ultra Short Fund among its classes shall be determined by the Board in a manner that is consistent with the Multiple Class Plan adopted by the Trust in accordance with Rule 18f-3 under the 1940 Act.

2.              Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the SEC, or otherwise, the holders of shares of the New Class shall have exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of shares of the New Class, including, without limitation, the provisions of any Distribution Plan applicable to a class; (ii) voting rights with respect to the provisions of any Distribution Plan that may in the future (as a result of any conversion of a class of shares or otherwise) affect such class of shares; and (iii) no voting rights with respect to the provisions of any Distribution Plan applicable to any other series or class of the Trust or with regard to any other matter submitted to a vote of shareholders that does not now or in the future affect holders of shares of the Ultra Short Fund or class; and it is further

RESOLVED, that the Secretary of the Trust is hereby authorized and directed to prepare a Certificate of Establishment and Designation of Additional Series and Share Classes memorializing the establishment and creation of the New Class in accordance with these resolutions.

In witness whereof, I have hereunto set my hand as such officer of the Trust as of this 22nd  day of February 2019.

Aberdeen Funds

/s/ Megan Kennedy
Megan Kennedy
Secretary

Commonwealth of Pennsylvania

County of Philadelphia

Date: February 22, 2019

Before me, Katherine A. Corey, a notary public in Pennsylvania, personally appeared Megan Kennedy, Secretary of Aberdeen Funds, who acknowledged that she signed this instrument for the purposes therein contained and proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to within the instrument and acknowledged to me that she executed the same in her capacity, and that by her signature on the instrument, the individual, or person on whose behalf the individual acted, executed the instrument.

In witness whereof, I have set my hand and official seal.

/s/ Katherine A. Corey
Katherine A. Corey
Notary Public